EXHIBIT 99.1

Smithfield Foods Comments on Second Quarter Earnings

Smithfield, Virginia (November 10, 2003)—Smithfield Foods, Inc. (NYSE: SFD) said today that the company expects earnings for its fiscal second quarter, ended October 26, to approximate $.33 per share, versus $.04 per share a year ago.

Smithfield expects that earnings per share from continuing operations, excluding Schneider Corporation results, will be $.29 per share, compared to breakeven results last year. On September 25, Smithfield announced a definitive agreement to sell its wholly-owned Canadian subsidiary, Schneider Corporation, to Maple Leaf Foods, Inc. The sale, which is subject to regulatory approval, is expected to close before the end of the company’s fiscal year.

The company attributed the favorable results to sharply-improved hog production results and dramatically higher beef margins that more than offset somewhat lower fresh pork and processed meats margins due to higher raw material prices.

The acquisition of Farmland Foods pork processing and hog production assets was completed on October 28 and will be reflected in Smithfield’s third quarter results. The acquisition of Farmland Foods, net of the disposition of Schneider, is expected to be immediately accretive to earnings.

Smithfield will report second quarter earnings on November 20.

With annualized sales of $9 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, livestock disease, food safety, product pricing, the competitive environment and related market conditions, ability to make and successfully integrate acquisitions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions and approvals of domestic and foreign governments.

Contact: Jerry Hostetter, (212) 758-2100

Smithfield Foods, Inc.